Exhibit 3.1
Entity Name: SOUTHERN CALIFORNIA GAS COMPANY
Entity Number: 0062767
RESTATED ARTICLES OF INCORPORATION
OF
SOUTHERN CALIFORNIA GAS COMPANY
Valerie A. Bille and Jason W. Egan certify that:
1.They are a vice president and a secretary, respectively, of Southern California Gas Company, a California corporation.
2.The Articles of Incorporation of this corporation are amended and restated to read in full as set forth in Exhibit A hereto. Exhibit A is hereby formally incorporated by reference as if fully set forth herein.
3.The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.
4.The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 and Section 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is 91,300,000 shares of Common Stock, 79,011 shares of Preferred Stock and 783,032 shares of Preferred Stock, Series A. The number of shares of each of (i) the outstanding shares entitled to vote, (ii) the Common Stock, (iii) the Preferred Stock and (iv) the Preferred Stock, Series A voting in favor of the amendment equaled or exceeded the vote required. In accordance with Section 903 of the California Corporations Code, the vote required was a majority of each of (i) the outstanding shares entitled to vote, (ii) the Common Stock, (iii) the Preferred Stock and (iv) the Preferred Stock, Series A.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Date: _________________

Valerie A. Bille, vice president with the formal title of Senior Vice President and Chief Financial Officer

Jason W. Egan, secretary with the formal title of Corporate Secretary

Exhibit A

RESTATED ARTICLES OF INCORPORATION
OF
SOUTHERN CALIFORNIA GAS COMPANY

WE HEREBY CERTIFY:

First: The name of said corporation is SOUTHERN CALIFORNIA GAS COMPANY.

Second: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Third: This corporation shall have perpetual existence.

Fourth:
1.Authorized Number, Classes and Series of Shares. The total authorized number of shares of capital stock of this corporation is One Hundred Five Million (105,000,000). Of said total authorized capital stock, Five Million (5,000,000) shares are Series Preferred Stock without par value; and One Hundred Million (100,000,000) shares are Common Stock, without par value.

Shares of Series Preferred Stock may be issued from time to time in one or more series as determined by the board of directors of this corporation which is hereby authorized to fix or alter, from time to time, the rights, preferences, privileges, and restrictions granted to or upon and the number of shares and distinctive designations of each such series while wholly unissued and to increase or decrease the number of shares of any such series subsequent to the issue of shares thereof, but not below the number of such shares then outstanding.

2.Preferred Stock and Preferred Stock, Series A. Upon the filing of these Restated Articles of Incorporation (the “Effective Time”), automatically and without any action by the holders thereof, each share of Preferred Stock and each share of Preferred Stock, Series A that is issued and outstanding immediately prior to the Effective Time is retired for a cash payment of $31.00 for each such share plus all accumulated and unpaid dividends thereon (whether or not declared) to, but excluding, the date of the Effective Time (the “Per Share Amount”). From and after the Effective Time, (i) shares of Preferred Stock and Preferred Stock, Series A shall no longer be issued or outstanding and shall be automatically cancelled and retired and (ii) each certificate or book entry representing a share or shares of the Preferred Stock or Preferred Stock, Series A shall represent only the receipt of or right to receive an amount of cash equal to

(x) the number of shares of Preferred Stock or Preferred Stock, Series A represented by such certificate or book entry multiplied by (y) the Per Share Amount.

3.Pre-emptive Rights. Each holder of Common Stock of this corporation shall be entitled to the full pre-emptive right to purchase and/or subscribe for, at such price as the board of directors may from time to time fix, the number of any shares of Common Stock of this corporation, or of securities convertible into or evidencing the right to purchase shares of Common Stock, now or hereafter authorized and issued at any time by this corporation which bears the same ratio to the number of shares of Common Stock or securities then proposed to be issued as the number of shares of Common Stock held by such holder shall bear to the total number of shares of Common Stock subscribed or outstanding immediately prior to such additional issue. No holder of any other shares of this corporation shall have any pre-emptive right to purchase and/or subscribe for any shares of any class of stock of this corporation now or hereafter authorized and which may be offered for subscription or sale by this corporation, unless otherwise provided in the terms of any Series Preferred Stock established by the board of directors of this corporation.

4.General. All stock issued by this corporation shall be fully paid up and nonassessable. No share of stock shall be issued until the same is fully paid.

Fifth:
1.Liability of Directors. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2.Indemnification of Agents. The corporation is authorized by bylaw, agreement or otherwise to provide for indemnification of agents (as defined in Section 317 of the California General Corporation Law) of the corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the California General Corporation Law, subject to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law.

3.Insurance for Agents. The corporation is authorized to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the California General Corporation Law) of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such to the fullest extent permitted by California law and whether or not the corporation would have the power to indemnify the agent under the provisions of Section 317 of the California General Corporation Law or these articles of incorporation. The fact that the corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this provision inapplicable if such policy meets the requirements of Section 317 of the California General Corporation Law.

4.Repeal or Modification. No repeal or modification of any provision of this Article Fifth shall adversely affect any protection, right insurance afforded to any director or other agent (as defined in Section 317 of the California General Corporation Law) of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Sixth: This corporation elects to be governed by all of the provisions of the California General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.